UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 11, 2017 (January 6, 2017)

Tremor Video, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35982	20-5480343
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1501 Broadway, 8th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 723-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, Michael Todd resigned as a member of the Board of Directors (the “Board”) of Tremor Video, Inc. (the “Company”).

On January 10, 2017, the Company appointed Kevin Thompson to its Board, effective immediately, as a Class I director. The Company has not yet determined whether Mr. Thompson will join any committee of the Board.

Mr. Thompson, age 52, served at Google Inc. from May 2004 through November 2016.  Most recently, he served as Vice President Engineering from 2012 to November 2016, leading the YouTube and Video Ads engineering team.   Prior to that, he served in various engineering roles within Google’s ads organization.   Mr. Thompson received a M.S. degree in computer science from University of California Irvine and a B.A in Arts and Sciences from University of Virginia.

In connection with the appointment of Mr. Thompson, Mr. Thompson was granted restricted stock units representing 96,959 shares of the Company’s common stock under the terms and conditions of the Company’s 2013 Equity Incentive Plan.  12,571 of these restricted stock units will vest in full on the date of the Company’s 2017 annual meeting of stockholders provided Mr. Thompson continues to serve on the Board as of such date, and 84,388 of these restricted stock units will vest in full on the first anniversary of the date of grant provided Mr. Thompson continues to serve on the Board as of such date.  These restricted stock units were granted pursuant to the Company’s non-employee director compensation policy, which was previously filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.17 to the Company’s Registration Statement on Form S-1, declared effective by the SEC on June 26, 2013.

Mr. Thompson will also be entitled to a pro rated portion of all applicable cash compensation described in the Company’s non-employee director compensation policy based upon his service prior to the Company’s 2017 annual meeting of stockholders. The Company also intends to enter into its standard form of indemnification agreement with Mr. Thompson, the form of which was previously filed with the SEC as Exhibit 10.18 to Company’s Registration Statement on Form S-1, declared effective by the SEC on June 26, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREMOR VIDEO, INC.

Dated: January 11, 2017	By:	/S/ AARON SALTZ
General Counsel and Secretary

3